UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                                  July 31, 2006
                Date of Report (Date of earliest event reported)


                             TARPON INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


    Michigan                            001-32428                     30-0030900
(State or other jurisdiction of  (Commission File Number)          (IRS Employer
  incorporation)                                          Identification Number)



                                2420 Wills Street
                           Marysville, Michigan 48040
               (Address of principal executive offices) (Zip Code)

                                 (810) 364-7421
               Registrant's telephone number, including area code


          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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     o  Soliciting  material  pursuant to Rule  14a-12  under the  Exchange  Act
(17CFR240.14a-12)

     o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

     On March 27, 2006, the Registrant announced that Steelbank Tubular, Inc. ("Steelbank"), a wholly owned subsidiary of the Registrant, had entered into an Agreement of Purchase and Sale with Agellan Investments Inc. ("Agellan") for the sale and leaseback of all of the land and buildings of Steelbank's operations located at 2495 Haines Road, Mississauga, Ontario, Canada (the "Property") for Can $6.4 million (approximately US $5.7 million). The proceeds were to be used to retire Steelbank's existing mortgages on the Property and to provide a moderate amount of working capital for the Registrant's business.

     At the time of Steelbank's purchase of the Property, in May 2005, Steelbank had relied upon representations from the seller of the Property concerning environmental conditions, and reports from the seller's environmental specialists which had indicated the presence of environmental contaminants in only an isolated location of the Property. This location was remediated by Steelbank following Steelbank's purchase of the Property.

     Agellan, in the course of its due diligence, ordered its own environmental survey of the Property. This survey identified contaminants not previously disclosed to the Registrant and recommended remediation costing between US $0.5 million and US $1.2 million.

     The Registrant is commencing an investigation into the environmental survey provided by Agellan, and the environmental surveys provided by the seller, and any remediation it may be obligated to make.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           TARPON INDUSTRIES, INC.


                                           By: /s/ James W. Bradshaw
                                           -------------------------
                                           James W. Bradshaw
                                           Chief Executive Officer

Date: August 4, 2006